Exhibit 5.2

December 22, 2015
Re: Husky Energy Inc. – Registration Statement on Form F-10

We refer to the registration statement on Form F-10 (File No. 333-208443, the “Registration Statement”) to be filed by Husky Energy Inc. (the “Corporation”) with the U.S. Securities and Exchange Commission.

We hereby consent to all references to this firm in the Registration Statement, including the references in the Registration Statement under the captions “Enforceability of Judgments”, “Legal Matters” and “Documents Filed as Part of the Registration Statement”.

Yours very truly,
/s/ Osler, Hoskin & Harcourt LLP
OSLER, HOSKIN & HARCOURT LLP